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FOR IMMEDIATE RELEASE

March 31, 1999

CONTACT:               David E. Chisum
                       Chief Financial Officer
                       AMX Corporation
                       (800) 222-0193
                       (972) 644-3048
                       david_chisum@amx.com

                AMX ANNOUNCES PURCHASE Of SHARES FROM SUMMIT PARTNERS

DALLAS - AMX Corporation (Nasdaq:AMXX) today announced that its Board of Directors has authorized the purchase of 496,476 shares of common stock from Summit Partners L.P. and its affiliated funds in a privately negotiated transaction. The transaction was priced at $9.00 per share. The stock will be purchased with available cash and the proceeds of a revolving line of credit from the Company's primary lender. The purchase represents 5.5% of the outstanding shares of the Company.

AMX Corporation is headquartered in Dallas, Texas, and distributes its systems worldwide. AMX stock is traded on the NASDAQ stock exchange under the symbol AMXX. For more information, contact AMX Corporation, 11995 Forestgate Drive, Dallas, Texas 75243, (800) 222-0193, or visit AMX on the Internet at www.amx.com and www.phast.com.